Exhibit 3.5

<Stamp of approval of the Division of Corporations and Commercial Code of the
State of Utah Department of Business Regulation dated April 17, 1991 appears here>

                             ARTICLES OF AMENDMENT

                              TO THE ARTICLES OF

                               INCORPORATION OF

                         QUAZON INTERNATIONAL CORPORATION

ARTICLE I
---------

     The name of the corporation is  Quazon International Corporation .

ARTICLE II
----------

     ARTICLE IV of the Articles of Incorporation is hereby amended to read as follows:

                                  ARTICLE IV

Capitalization. The Corporation shall have the authority to issue 100,000,000 shares of common stock having a par value of One Mil ($0.001). All common stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall further have the authority to issue 10,000,000 shares of preferred stock of $0.001 par value and that the Board of Directors be authorized to divide such preferred stock into series and fix the variations in the relative rights and preferences between such series. Fully paid stock of this Corporation shall not be liable for further call of assessment. The authorized trading shares shall be issued at the discretion of the Directors.

ARTICLE III
-----------

     On the 29th day of March, 1991, the Board of Directors of Quazon International Corporation unanimously adopted these Articles of Amendment to the Articles of Incorporation of Quazon International Corporation.

ARTICLE IV
----------

     On the 8th day of April, 1991, Quazon International Corporation had shareholders owning 682,500 shares of common stock of which 500,000 stock was voted was voted in favor of the proposed amendment so that there were 500,000 shares for the amendment, no shares against and no shares abstaining.

ARTICLE V
---------

     These Articles of Amendment change the capitalization of the corporation from 100,000,000 shares with One Mil ($0.001) par value to 100,000,000 shares of common stock with One Mil ($0.001) par value and 10,000,000 shares of preferred stock with One Mil ($0.001) par value.

/s/ Steven D. Moulton
---------------------
Steven D. Moulton, President

/s/ Barrett W. Hicken
---------------------
Barrett W. Hicken, Secretary


STATE OF UTAH       )
                    : ss
COUNTY OF SALT LAKE )

     On the 16th day of April, 1991, personally appeared before me Steven D. Moulton and Barrett W. Hicken and duly acknowledged to me that they are the persons who signed the foregoing instrument as the President and Secretary and that they have read the foregoing instrument and know the contents thereof and that the same is true of their own knowledge except as the those matters upon which they operate on information and belief and as to those matters they believe them to be true.

/s/ LeAnn G. Parker-Reed
------------------------
Notary Public

Residing in Salt Lake City, Utah.

My Commission Expires: 10-05-94.

<Notary Public Stamp of LeAnn G. Parker-Reed appears here>